Exhibit 99.1
Daktronics, Inc. Announces Fiscal Year and Fourth Quarter 2023 Results
Brookings, S.D., July 12, 2023 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal year and fourth quarter 2023 results.
Fiscal 2023 financial highlights:
•Record sales of $754.2 million for the 2023 fiscal year and $209.9 million for the fourth quarter, up 23.4 percent and 29.4 percent compared to the 2022 fiscal year and fourth quarter, respectively
•Gross profit levels improved to 20.1 percent of sales for fiscal year 2023 as compared to 19.1 percent of sales for fiscal 2022 and improved to 24.8 percent from 18.5 percent for the fourth quarters of fiscal 2023 and fiscal 2022, respectively
•Supply chain stabilization and temporary investments in inventory and capacity contributed to more effective and efficient production and order fulfillment starting late in the 2023 second quarter through the end of the fiscal year
•Increased net sales coupled with strategic pricing adjustments and prudent expense management resulted in operating income of $21.4 million for the 2023 fiscal year and $18.3 million for the fourth quarter
•Adjusted operating income(1) was $26.0 million for the 2023 fiscal year an increase from $4.0 million for the 2022 fiscal year
•The events and conditions that gave rise to substantial doubt about our ability to continue as a going concern were resolved
•Fiscal 2024 starting with product order backlog at $401 million(2)
Reflection on FY2023
Reece Kurtenbach, chairman, president and chief executive officer, stated, "Thanks to all of our stakeholders, especially customers, employees and suppliers, Daktronics has emerged from the challenges of the last three years strategically renewed, operationally focused, and financially sound. Our teams came together to take decisive and deliberate actions to improve our customers' experience while increasing our profitability and working capital levels through the past's dynamic and challenging operating environment. Fiscal 2023 was an incredibly positive transition year and our successful navigation on multiple fronts positions us for long-term success. Fiscal 2023 performance is a testimony to the resiliency and strength of our diversified markets, teams, and innovation."

Outlook for FY2024 and Beyond
Our priorities for fiscal 2024 include:
•Growing the business profitably while generating cash through working capital management, strategic pricing adjustments, product mix changes, and careful expense management
•Improving operational efficiency to lower costs, reduce lead times, and improve the customer experience
•Developing additional markets for new customer types and channels and growing in traditional markets
•Developing more robust integrated business planning systems to improve data available for decision making
•Investing in high-return projects and technologies, including digital technologies for both internal and customer facing uses

Kurtenbach added, “As we look ahead, we expect growth in the global use of audio-visual communication systems in both traditional and in new applications. We are poised to capture this market growth and maintain or grow our leading market position by offering best in class technologies and services to both our traditional customers as well as new and adjacent markets. We continue to closely monitor the ever-evolving geopolitical and global economic environment to ensure we are able to quickly adjust our resources and market approaches to maintain profitability throughout various cycles. We believe this will set the stage for a strong fiscal 2024 and look forward to continued growth of sales and expansion of operating income."

(1) Adjusted operating income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP)GAAP, and our methodology for determining adjusted operating income may vary from the methodology used by other companies in determining measures for operating performance. See the reconciliation table for more details.

(2) Orders and backlog are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30 2022.

Fourth Quarter and Year to Date Results
Orders for the fourth quarter of fiscal 2023 decreased 37.2 percent as compared to the fourth quarter of fiscal 2022 primarily due to the record number of multimillion-dollar orders in the fourth quarter of fiscal 2022 driven by pent-up demand after COVID. In addition, during fiscal 2022 fourth quarter, customers placed orders earlier than historical patterns to secure our manufacturing capacity for their future deliveries. As a result of improved supply chain conditions, this pattern did not repeat during the fourth quarter of fiscal 2023. Orders for the full fiscal 2023 year decreased 19.5 percent as compared to fiscal 2022 for the same reasons. The unusual demand level in fiscal 2022 was not expected to be repeated in fiscal 2023.

Net sales for the fourth quarter of fiscal 2023 increased by 29.4 percent as compared to the fourth quarter of fiscal 2022. Net sales for fiscal 2023 increased 23.4 percent as compared to fiscal 2022. Sales growth was driven by the conversion of our strong backlog, improved stabilization of supply chains, and increased manufacturing capacity.

Gross profit as a percentage of net sales increased to 24.8 percent for the fourth quarter of fiscal 2023 as compared to 18.5 percent in the fourth quarter of fiscal 2022. Gross profit as a percentage of net sales increased to 20.1 percent for fiscal 2023 as compared to 19.1 percent in the prior year. The increase in gross profit percentage for both comparative periods was primarily due to strategic pricing actions implemented in late fiscal year 2022 and the beginning of fiscal year 2023, along with increased productivity starting late in the second quarter of fiscal 2023 due to fewer supply chain and operational disruptions and investments in capacity. These improvements were partially offset by higher material, component, freight and labor costs through fiscal 2023. Other factors impacting gross profit in fiscal 2022 included ongoing supply chain disruptions and inflationary challenges in materials, freight and personnel related costs, the difference in sales mix between periods, and increases in warranty reserves for inflation.

Operating expenses for the fourth quarter of fiscal 2023 were $33.9 million compared to $30.3 million for the fourth quarter of fiscal 2022, an increase of 12.0 percent. Operating expenses were $130.0 million for the full fiscal 2023 year as compared to $112.7 million for the full fiscal 2022 year, an increase of 15.4 percent. Operating expenses for the year increased for compensation and staffing, marketing expenses, other expense growth, and approximately $4.5 million of one-time professional fees related to the going concern and other consulting activities.

The above changes resulted in an operating margin of 8.7 percent for the fourth quarter of fiscal 2023, compared to breakeven for the fourth quarter of fiscal 2022 and operating income as a percentage of sales of 2.8 percent for fiscal 2023 as compared to 0.7 percent for fiscal 2022.

Other non-cash expenses incurred during the 2023 fiscal fourth quarter and year were related to a $4.5 million impairment charge for an investment in an affiliate relating to changes in the forecasted timing of cash flow generation.

The $8.2 million tax benefit for the fourth quarter of fiscal 2023 was primarily a result of the reversal of a $13.0 million valuation allowance as a result of the removal of the going concern assessment. The effective tax rate for fiscal 2023 was 48.7 percent. The effective income tax rate for fiscal 2023 was impacted due to valuation allowances on equity investments and on foreign net operating losses in Ireland, goodwill impairment, state taxes, and a mix of taxes in foreign countries where the tax rate is higher than in the U.S. as well as prior year provision to return adjustments reduced in part by tax benefits from permanent tax credits. The effective tax rate for fiscal 2022 was 46.6 percent resulting from the tax benefit of permanent tax credits reduced by valuation allowances, various permanent tax adjustments and state taxes and prior year provision to return adjustments.

Balance Sheet and Cash Flow
During the fourth quarter and year of fiscal 2023, we generated $24.5 million and $15.0 million from operations, respectively. Inventory dropped from the peak levels at the end of the third quarter of fiscal 2023 and are expected to approach more normalized levels as supply chain disruptions continue to ease and order backlog is fulfilled. Cash, restricted cash and marketable securities totaled $25.2 million as of April 29, 2023, and $17.8 million was borrowed on our previous bank credit line for cash and letters of credit. At the end of the 2023 fiscal year, our working capital ratio was 1.6 to 1. We used $3.6 million and $25.4 million for purchases of property and equipment to improve production capacity for the fourth quarter of fiscal 2023 and for the full fiscal 2023 year, respectively.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 3:00 pm (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.
Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2022 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.
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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Net sales	$209,862	$162,203	$754,196	$610,970
Cost of sales	157,718	132,266	602,841	494,273
Gross profit	52,144	29,937	151,355	116,697

Operating expenses:
Selling	14,789	14,063	56,655	51,075
General and administrative	10,758	8,463	38,747	32,563
Product design and development	8,334	7,730	29,989	29,013
Goodwill impairment	—	—	4,576	—
	33,881	30,256	129,967	112,651
Operating Income (loss)	18,263	(319)	21,388	4,046

Nonoperating (expense) income:
Interest income (expense), net	(199)	37	(920)	171
Other expense, net	(4,876)	(496)	(7,211)	(3,109)

(Loss) income before income taxes	13,188	(778)	13,257	1,108
Income tax (benefit) expense	(8,211)	339	6,455	516
Net (loss) income	$21,399	$(1,117)	$6,802	$592

Weighted average shares outstanding:
Basic	45,659	44,963	45,404	45,188
Diluted	45,910	44,963	45,521	45,326

(Loss) earnings per share:
Basic	$0.47	$(0.02)	$0.15	$0.01
Diluted	$0.47	$(0.02)	$0.15	$0.01

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	April 29, 2023	April 30, 2022
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,982	$17,143
Restricted cash	708	865
Marketable securities	534	4,020
Accounts receivable, net	109,979	101,099
Inventories	149,448	134,392
Contract assets	46,789	41,687
Current maturities of long-term receivables	1,215	2,798
Prepaid expenses and other current assets	9,676	14,963
Income tax receivables	326	603
Total current assets	342,657	317,570

Property and equipment, net	72,147	66,765
Long-term receivables, less current maturities	264	1,490
Goodwill	3,239	7,927
Intangibles, net	1,136	1,472
Debt issuance costs	3,866	—
Investment in affiliates and other assets	27,928	32,321
Deferred income taxes	16,867	13,331
TOTAL ASSETS	$468,104	$440,876

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	April 29, 2023	April 30, 2022
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$67,522	$76,313
Contract liabilities	91,549	90,393
Accrued expenses	36,005	34,959
Warranty obligations	12,228	11,621
Income taxes payable	2,859	408
Total current liabilities	210,163	213,694

Long-term warranty obligations	20,313	17,257
Long-term contract liabilities	13,096	10,998
Other long-term obligations	5,709	7,076
Line of credit	17,750	—
Deferred income taxes	195	287
Total long-term liabilities	57,063	35,618

SHAREHOLDERS' EQUITY:
Common stock	63,023	61,794
Additional paid-in capital	50,259	48,372
Retained earnings	103,410	96,608
Treasury stock, at cost	(10,285)	(10,285)
Accumulated other comprehensive loss	(5,529)	(4,925)
TOTAL SHAREHOLDERS' EQUITY	200,878	191,564
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$468,104	$440,876

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended
	April 29, 2023	April 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,802	$592
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	16,993	15,394
Gain on sale of property, equipment and other assets	(691)	(743)
Share-based compensation	2,027	1,973
Equity in loss of affiliates	3,332	2,970
Provision (recovery) for credit losses accounts, net	1,009	(286)
Deferred income taxes, net	(3,633)	(1,555)
Non-cash impairment changes	9,049	—
Change in operating assets and liabilities	(19,864)	(45,380)
Net cash provided by (used in) operating activities	15,024	(27,035)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(25,385)	(20,376)
Proceeds from sales of property, equipment and other assets	822	885
Purchases of marketable securities	—	(4,045)
Proceeds from sales or maturities of marketable securities	3,490	—
Purchases of equity and loans to equity investees	(4,315)	(7,848)
Net cash used in investing activities	(25,388)	(31,384)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	378,694	46,801
Payments on notes payable	(360,944)	(46,801)
Debt issuance costs	(991)	—
Borrowings on long-term obligations	1,233	—
Principal payments on long-term obligations	(305)	(200)
Payments for common shares repurchased	—	(3,184)
Proceeds from exercise of stock options	21	8
Tax payments related to RSU issuances	(140)	(200)
Net cash provided by (used in) financing activities	17,568	(3,576)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(522)	(399)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	6,682	(62,394)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	18,008	80,402
End of period	$24,690	$18,008

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Twelve Months Ended
	April 29, 2023	April 30, 2022	Dollar Change	Percent Change	April 29, 2023	April 30, 2022	Dollar Change	Percent Change
Net Sales:
Commercial	$43,458	$46,872	$(3,414)	(7.3)%	$170,590	$154,211	$16,379	10.6%
Live Events	91,530	48,266	43,264	89.6	284,900	199,106	85,794	43.1
High School Park and Recreation	35,621	27,454	8,167	29.7	141,748	111,816	29,932	26.8
Transportation	18,509	20,273	(1,764)	(8.7)	72,306	62,707	9,599	15.3
International	20,744	19,338	1,406	7.3	84,652	83,130	1,522	1.8
	$209,862	$162,203	$47,659	29.4%	$754,196	$610,970	$143,226	23.4%
Orders:
Commercial	$38,902	$49,218	$(10,316)	(21.0)%	$158,028	$192,917	$(34,889)	(18.1)%
Live Events	65,890	144,275	(78,385)	(54.3)	259,653	313,940	(54,287)	(17.3)
High School Park and Recreation	47,345	49,059	(1,714)	(3.5)	144,919	156,305	(11,386)	(7.3)
Transportation	20,939	21,139	(200)	(0.9)	66,751	77,993	(11,242)	(14.4)
International	6,473	22,138	(15,665)	(70.8)	51,603	104,916	(53,313)	(50.8)
	$179,549	$285,829	$(106,280)	(37.2)%	$680,954	$846,071	$(165,117)	(19.5)%
Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Twelve Months Ended
	April 29, 2023	April 30, 2022
Net cash (used in) provided by operating activities	$15,024	$(27,035)
Purchases of property and equipment	(25,385)	(20,376)
Proceeds from sales of property and equipment	822	885
Free cash flow	$(9,539)	$(46,526)
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Operating Income (loss)*
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Operating income (loss) (GAAP Measure)	$18,263	$(319)	$21,388	$4,046
Plus goodwill impairment	—	—	4,576	—
Adjusted operating income (loss) (non-GAAP measure)	$18,263	$(319)	$25,964	$4,046

*In evaluating its business, Daktronics considers and uses adjusted operating income as a key measure of its operating performance. The term adjusted operating income is not defined under GAAP and is not a measure of operating income, cash flows from operating activities, or other GAAP figures and should not be considered alternatives to those computations. We define non-GAAP adjusted operating income as operating income plus asset impairments. Management believes non-GAAP adjusted operating income is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP adjusted operating income may not be comparable to similarly titled definitions used by other companies. The table above reconciles non-GAAP adjusted operating income to comparable GAAP financial measures.